Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 02/03/20 10:00 AM ET

Corporate Participants

Douglas Col - Vice President and CFO

Richard O'Dell - CEO

Frederick Holzgrefe - President & COO

Conference Call Participants

Jack Atkins - Stephens Inc

Todd Fowler - KeyBanc Capital Markets

Scott Group - Wolfe Research

Amit Mehrotra - Deutsche Bank

David Ross - Stifel

Jason Seidl - Cowen & Company

Stephanie Benjamin - SunTrust

Tyler Brown - Raymond James

Presentation

Operator

Good day, and welcome to the Saia Incorporated hosted Fourth Quarter and Full Year 2019 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead, sir.

Douglas Col

Thank you, Britney. Good morning, everyone. Welcome to Saia's fourth quarter 2019 conference call.

With me for today's call are Richard O'Dell, Saia's Chief Executive Officer; and Frederick Holzgrefe, our President & Chief Operating Officer.

Before we begin, you should know that during the call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I'd like to turn the call over to the company's Chief Executive Officer, Rick O'Dell.

Richard O'Dell

Good morning. And thank you for joining us. I am pleased to report that we closed out 2019 with a record full year results despite a fourth quarter that was somewhat disappointing. Our revenue in 2019 was a record $1.8 billion, surpassing last year's record by 8%. Operating income also grew by 8% to a record $153 million. Our fourth quarter revenue was a record $443 million. The quarter's results were negatively impacted by terminal opening and relocation costs, as well as accident severity, which Doug will cover in more detail in a financial review.

Despite the challenges to the fourth quarter results associated with opening three new terminals and relocating three others in the period, productivity for the full year actually improved modestly in both the dock and city operations. And our line haul operations declining weight per shipment throughout the year led to a slight decline in load average. But, we were able to reduce our line haul cost as a percent of revenue by 2.2% and purchase transportation miles as a percent of total line haul miles dropped to 10.3% from 10.6% last year.

I'm pleased to report that both on-time pickup and on-time delivery metrics improved year-over-year despite all the terminal activity and the growth of our workforce. Our cargo claims ratio for the full year up 0.76 was slightly improved from 0.77 last year, despite again all the new terminals and all the new employees. As 2020 begin, Saia operates 168 terminals across 43 states having open new 9 locations in 2019. Since May of 2017, we've opened 18 new terminals across new markets in the Northeastern US.

Our expanded service offering has quickly resonated with our customer base and exiting the fourth quarter we're on an annualized run rate of over $280 million into and out of these new markets. With enhanced geographic service offering and our consistent quality and reliability, we're raising our value proposition to customers. Our yield rose 3.7% in the fourth quarter making our 38th consecutive year-over-year improvement.

I will now turn the call over to Doug for review of key fourth quarter and full year financial highlights.

Douglas Col

Thanks, Rick. I'll start with the review of the fourth quarter. Revenue rose 8.9% to $443 million. Along with the yield improvement Rick mentioned, revenue also benefited from shipment and tonnage growth of 6.3% and 4.3% respectively in the quarter. Fuel surcharge revenue was up 2.2% year-over-year and was 13% of total revenue. Despite a 1.9% decline in weight per shipment, our revenue per shipment rose 1.8% to $238 benefiting from the yield growth and also from a 1.1% increase in our length of haul.

Operating income of $27 million at fourth quarter was down 18% year-over-year with much of the decline stemming from costs associated with three new terminal openings and three major terminal relocations which occurred in the quarter. Along with an increase in insurance reserves associated with accident severity. Additionally, on the cost run, I can offer a little bit more color on the quarter as follows. Salaries, wages and benefits rose by 10.7% reflecting our average employee count being approximately 5% higher than the prior year. Our July wage increase was approximately 3.5% and continued inflationary healthcare cost.

Purchase transportation costs increased 10.1% year-over-year from a combination of 7.1% growth in PT miles and 10.6% growth in purchase rail mileage. Our overall PT miles were 9.8% of total miles compared to 9.6% of total miles in the fourth quarter last year. Fuel expense fell by 0.8% in the quarter as national average diesel prices were 5% to 6% lower throughout the quarter compared to last year. Our miles per gallon across the fleet continues to improve as well and help to offset the fuel costs associated with our mileage growth of approximately 6%.

Claims and insurance expense spiked by 50% in the quarter due primarily to accident severity. Our cargo claims ratio of 0.83% was also up from 0.75% a year ago, but improved through the quarter as continuous training efforts began to produce a benefit with our newest dock associates. Depreciation expense of $31.9 million in the quarter was 17% higher than last year matching the trend we saw throughout the year and reflects our investments in revenue equipment, properties and technology. The average age of our tractors is now less than five years.

Overall, operating expenses grew by 11.3% in the quarter, outpacing our 8.9% revenue growth and fourth quarter operating ratio deteriorated to 93.8 compared to 91.8 a year ago. Our tax rate for the fourth quarter was 18.1% compared to 19.9% last year. The tax rate was positively impacted by the enactment of an alternative fuel tax credit in the fourth quarter that covered 2018 and 2019 reporting periods. Fourth quarter diluted earnings per share were $0.81 compared to $0.97 to the prior year. The previously mentioned fuel tax credit benefited fourth quarter EPS by $0.07.

Moving on to the financial highlights for our full year in 2019. Revenue was a record $1.8 billion and operating income $153 million was also an annual record. Our operating ratio held flat in 2019 at 91.5%. For the full year 2019, our diluted earnings per share were $4.30 versus $3.99 in 2018. And again, the reported 2019 EPS benefited by $0.07 as a result of the previously mentioned enactment of the alternative fuel tax credit.

At December 31, 2019, our total debt was $136 million and net debt to capital was 14.3%. This compares to total debt of $123 million and net debt to total capital of 14.8% at December 31, 2018. Net capital expenditures in 2019 were $287 million including equipment we acquired with capital leases. This compares to $252 million of net capital expenditures in 2018. In 2020, net capital expenditures are forecast to be approximately $250 million including investments in real estate, terminal infrastructure improvement projects, our fleet and continued investments in technology.

Before we open up the line for questions, I'd like to turn the call over to Fritz Holzgrefe for some closing remarks.

Frederick Holzgrefe

Thanks Doug. While we all would certainly like to close out the year with stronger operating margins, I'm pleased with the company's growth trajectory and how our company's position is moved in into 2020. Rick mentioned the nine new terminal openings we completed in 2019, but I’d also like to highlight some major terminal relocations that position us for long-term shared gains and better service across our network.

In January of this past year we moved into a new owned facility in Harrisburg, Pennsylvania more than doubling the size of our former lease terminal in that market. The new location will service for years to come as a major break facility in Northeastern US. Other major terminal upgrades occurred in Indianapolis and Phoenix where we relocated the new owned terminals in both markets, essentially doubling our door counts at both locations. In Philadelphia and Newburgh, New York, we relocated the larger terminals that we had outgrown the terminals opened in those markets within the last two years.

Our total door count in Northeast grew by 112% in 2019. In 2020, our current plan calls for one new terminal opening in the first quarter and then we have a handful of relocations slated for the balance of the year. The lion share of our capital expenditures in 2020 will once again be directed towards our fleet. As Doug mentioned, the average age of our tractor fleet is now less than five years and should dip below four years in 2020 based on our planned purchases. Improved fuel mileage, greater reliability and a full suite of in-cab safety technology that comes with new tractors are all benefits of lowering the fleet age with new buys.

And finally with respect to the current freight environment, we continue to view freight activity as somewhat muted. In fairness, January is one of the softest months seasonally in our business. So I don't want to read too much into one month. Against the easing comps, January shipments per day grew 8% while tonnage per day grew 7.7%. The most encouraging trend over the last couple months is that the weight per shipment trend seems to be in the bottoming process. Weight per shipment in January was 1,304 pounds in line with what we saw in November and December.

We're excited about the investments to date, as we feel they position us for share and margin improvement in 2020 and beyond.

With that said, I'd like to go ahead and open the call for questions. Operator?

Question-and-Answer Session

Operator

[Operator Instructions]

Our first question comes from Jack Atkins with Stephens Incorporated.

Jack Atkins

Good morning. Thanks so much for taking my questions. So I guess just to start off, Fritz, going back to your last comment on just sort of the underlying freight market. Could you update us on what the December tonnage and shipment metrics were? And then, it seems like there's been a step up in demand in tonnage here over the last couple of months judging by December and January. And just sort of curious what do you think is driving that? Is that just purely a function of easier comps or do you feel like in the last maybe six to eight weeks things have begun to maybe stabilize to improve a bit out there?

Douglas Col

I'll take that first part of that, Jack, I'll take you guys through the shipment and tonnage growth throughout the quarter. And we'll start with October, shipments were up 6.9% and tonnage was up 3.5%. In November, shipments were up 2.7% and tonnage up 1.4% and then as you mentioned December things picked up a little bit, our shipments were up 10%. And our tonnage was up 9% and the December comparison was up against negative shipments and tonnage a year ago. Shipments a year ago in November and October, November had been positive. So the comps did get easier.

In terms of the environment we’re seeing, I mean it's the same numbers you're seeing. I mean industrial production was down in December. I think that was the fourth out of the last six months where it was down. The PMI trends have been negative for five or six months now, once they turned negative. So it's tough to say now any more than that because January seasonally the weakest month of the quarter anyway. So it's kind of hard to call out any kind of difference in pace of the environment when it's our seasonally softest month.

Jack Atkins

Okay. Got you. Got you. The good news is we just saw PMI above 50 here in January that just printed. So that's encouraging. So I guess just shifting gears up to the margin front for a moment. Could you update us on your outlook for OR improvement in 2020? I think on the third quarter call; you were saying 100 to 150 basis points of improvement from a margin perspective year-over-year in 2020 versus 2019. Is that still the plan? And then can you help us sort of bridge to that number whether its productivity improvements from having a younger fleet age? And then just sort of the leverage that you expect to get on these investments. I think just helping to bridge to that number would be will be very helpful for folks.

Richard O'Dell

Okay. I'll start and then maybe, Fritz, probably has some comments as well or Doug. Historically, historical seasonality 4Q to 1Q would have a modest deterioration in OR of about 20 basis points. But kind of given our current outlook, January performance, we would expect at this point a modest improvement up to a 100 basis points. And again, we don't know what the weather is going to be like the rest of the quarter. We always have some self-insurance volatility exposure, but our OR outlook would be in that range at this point in time. And again, there are some carry forward cost from the 3Q and 4Q terminal openings. But we're confident I think in our ability over time to apply top-line revenue to that and get the OR improvements that we've talked about historically as well. You want to add something else, Fritz?

Frederick Holzgrefe

Yes. The only thing I would add to that, Jack, is that as we know the fleet improvements that we've made last year and actually last several years into this year creates a pretty big step up in depreciation year-over-year that we're going to have to cover. You are obviously going to have inflationary costs in all the areas that you typically would see. It's going to be some market-based wage inflation benefit costs, all that sort of thing. But with that said, we're tracking early on and we're not quite ready to give the highlights of it, but investments in technology across not only the fleet, but then also our operations and planning systems where we think we can look for ways to drive productivity improvement on our docks, city and line haul operations.

And those are investments that we have made in the last several quarters that we would hope to see helped drive that margin improvement in 2020 and frankly beyond. As we sort --as we have moved into these Northeast markets, those are as we know high-cost markets and the benefits or productivity certainly will help us drive those margin improvements into the coming year.

Jack Atkins

Got you. So, the plan is still 100 to 150 basis points of margin improvement in 2020?

Richard O'Dell

I think that's fair, yes. I mean it won't be linear across the quarters, right? But I mean I think that would be our expectation. I mean we clearly realize this is a show me year. We've made the decision which I think is strategically correct to open some incremental terminals. But, we've made a lot of investments and we expect to get an adequate return on it.

Operator

Our next question comes from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

Thanks and good morning. And, Doug, congratulations officially on a new role. Maybe just to start, Fritz some comments were attributed to you in the release about the pricing environment remaining rational. I was just hoping you can maybe expand on that. And if you've seen any changes in behavior in the fourth quarter from the third quarter. And maybe some comments about where contract renewals are right now.

Frederick Holzgrefe

Yes. So we've seen 2020, or the end of the year and the next year to be kind of competitive rational environment around pricing. I mean everybody's got to deal with the inflationary costs. So I think people are --have that backdrop. And I think that as we continue in the marketplace, we see people be competitive, but at the same time you see them performing rationally. So that continues to be a good thing, good part of our market and our strategy right now. Our contractual renewals in the quarter were 5.4%.

Todd Fowler

Okay. So that's pretty consistent, I think, they are around 5.5 in the third quarter so --

Frederick Holzgrefe

Yes.

Todd Fowler

I guess just to maybe put a little bit of a bow on it, it sounds like that with where we're at in the cycle pricing behavior is kind of what you would expect, but you're still seeing those mid-single digit contract renewals?

Frederick Holzgrefe

Yes. So far.

Todd Fowler

Okay. Good. And then just to shift gears and talk about the expansion, it sounds like that there's going to be one terminal opening in 2020. I think that brings you to about 19 in total. You'd previously talked about 20 to 25. Is there a change in the number of terminals that you need in the Northeast or is it just a timing where you've pulled forward some of the growth into 2019? You take a breather in 2020 and then accelerates begin in 2021. Can you just help us think about kind of the number of terminals and where you're at from a geographic expansion standpoint?

Frederick Holzgrefe

I think the way I would characterize it, Todd, is if you go back to when we launched our Northeast plan, we talked about 20 to 25 terminals probably gives us pretty good coverage over time. And that the great thing about an organic expansion is it allows us to speed up or slowdown as we see the opportunities. So we saw opportunities last year, so we accelerated our pace and the timing in Q3 and Q4 that had absolutely had an impact on results. But we're looking at this as a long-term sort of investment. So the quarter-to-quarter nature of it, that's part of the investment profile.

I think as we look longer-term in Northeast, I mean I think that sort of 20 to 25 numbers is probably reasonable. But at the same time, you could -- as that business evolves we may see other opportunities to provide incremental coverage in that market as the market develops for us. So I don't know that I would say that we're at the end, but I think we continue to be opportunistic in that market. But this year in 2020, as we look at where we are it's an opportunity really to generate a return on all those investments we've made to date in the market particularly in the last six months of 2019.

Todd Fowler

Okay. Got it. That makes sense. And maybe just the last question for me and it’s kind of along those lines, but the $280 million of run-rate revenue in the Northeast, do you care to share kind of a sense of what the margin profile on that is relative to the business? And the genesis for the question is obviously thinking about you know the drag that's happening and then the opportunity of where that can go as you leverage the investment that you've made. Thanks.

Frederick Holzgrefe

Yes. So, I think the way I would characterize that is that in a network business, the impact of growth in the Northeast touches all corners of our company. If I looked at specifically at those the full all-in and OR for those the Northeast in the fourth quarter it was over up over a 100, but we also know that was an investment period. We know that over time, I think what this does it's going to drive our overall; we will be able to drive the overall OR in that region to something more in line with the rest of the company. But at the same time, the benefits of that incremental growth will impact the balance of the company as well. So, I think that is still intact. The value -- what we can drive out of that area that doesn't change. It's just the expenses were pretty heavy in the last half of the year.

Todd Fowler

Got it. No, that makes sense especially with the halo impact on the other region. So I'll jump back in the queue. Thanks for the time.

Operator

Our next question comes from Scott Group with Wolfe Research.

Scott Group

Hey, thanks. Good morning, guys. So, I wanted to follow up on the full year OR commentary. So first quarter doesn't imply twice flattish margins. Second quarter has got the toughest comp for the year, so the OR improvement sort of back-end loaded. Is that just the comps are a lot easier or is there anything about costs or anything that builds throughout the year? Just want to understand the trajectory.

Richard O'Dell

I think it's a combination of comps and some of our targeted cost improvements. But, it's primarily kind of driven by the comps, right? The set back after the year -- well first quarter wasn't great either, but the back half of the year was, margins weren't -- we were making some investments, we had some self-insurance volatility. A combination of things, I think are just easier in the back half. And as we've commented you know, we weren't particularly pleased with our fourth quarter performance. I mean it was an investment quarter, but with the revenue growth that we're having, we would expect to operate better than we did. And certainly do going forward as well.

Scott Group

Okay. And then, can you give us any sort of either the revenue per day or yield trends to start the year? I just want to understand, the tonnage obviously is picking up but is there any sort of offset there in terms of the yield slowing or anything?

Richard O'Dell

I just -- it's one month, right? But, our yield trends were similar going into the first -- in the first quarter as we had in the fourth quarter from an improvement perspective. And, it's like you can take the tonnage we quoted and assume a similar number, you're going to get to the revenue.

Scott Group

Okay. And then, my last question on the pick up in weight per shipment. Can you tell what, if anything, is driving that? Is there any sort of pick up in the TL rated freight or is it just economy? What do you think is driving the weight per shipment higher?

Frederick Holzgrefe

So, Scott, I would say that it's just kind of broad-based. There's not really a call out there for specific market or vertical or something like that. As always, we're going to be focused on driving or identifying that freight that's going to have the best characteristics and drive the incremental margin in our business that maybe there are some efforts there that are helping to drive that, but I think overall it's pretty broad-based.

Scott Group

But you're not making a push to try and fill up the network with some TL business or anything?

Richard O'Dell

No, not any more than we normally take advantage of that.

Operator

Our next question comes from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Thanks operator. Hi, everybody. Congrats Doug, as well. Just a quick follow-up, the depreciation expense: it obviously stepped up quite a bit in 2019. What's the run rate quarterly? I assume it's flat tab. I know you got one additional in 2020 in terms of a new service center opening up or terminal opening up, but any help there?

Douglas Col

Yes. I would just say, I mean, in 2019 I guess for the full year, I mean depreciation was up almost 17%. And the total Capex number is projected to come down in 2020, but with the heavy -- over 50% of it being on revenue equipment, I'd say depreciation in 2020 is probably likely to be up another 19% or 20% year-over-year.

Amit Mehrotra

From 19% to 20% up year-over-year?

Douglas Col

Yes.

Frederick Holzgrefe

Yes. You're going to have the lapping effect of what we added last year plus the new equipment that comes online in 2020.

Amit Mehrotra

Okay, interesting. Okay. That's just a lot higher than I would have expected, but maybe I did something wrong there. Okay. And then one question --

Douglas Col

Amit, I don't think anything's wrong, but I mean we opened since mid-September -- we opened six new terminals and relocated four other ones into new facilities. So, I mean a lot of investment there plus the equipment that goes in all those facilities. So like, Fritz, said, I mean it the run rate --

Amit Mehrotra

Yes. It just looks like I modeled it -- I just modeled it wrong. Yes. I just modeled it wrong. It's really my fault. And then I just want to ask a question on the decline in weight per shipment in the quarter. I just want to, I know it's a little bit backward looking but it's a little bit of an outlier especially when you think about Northeast not being as dilutive to weight per shipment. I think you said that before in the past. So were there any I guess mixed headwinds in the quarter? I know you talked about maybe November being a particularly weak month in and out of the Houston market, oil patch market. Just talk about that and what is --did that revert it all or has that reverted at all as you started the year? So, obviously, it was a pretty big drag I guess in the month of November at the very least.

Douglas Col

No. Year-over-year throughout the quarter the weight per shipment, call it declines from the prior year actually lessened, right? So, October weight per shipment was down 3.2%; November weight per shipment was down 1.2%; and then December weight per shipment was down less than 1%. So, I mean year-over-year, the quarter actually saw things get a little stronger and like Rick mentioned earlier, I mean we seem to be, or Fritz mentioned, we seem to be bouncing along the bottom here. I mean November and December weight per shipment was pretty much right where it’s at here in January.

Amit Mehrotra

Okay. Right. And then one maybe bigger picture question for me. I guess this is for Rick or Fritz, just given the-- I guess the margin opportunity in 2020, it's kind of, I guess it's kind of a unique year in terms of your ability to realize margin improvement and structural cost absorption relative to past years. I guess what are you guys doing from, if anything, from an operational or execution oversight perspective that's different in the past? I mean is there anything that you're doing in terms of higher operational intensity or oversight perspective that just gives you a little bit more confidence or more confidence that the opportunity you guys see over the next 12-months is actually going to be realized? You guys doing precision schedule, raid broadening or something like that.

Frederick Holzgrefe

Well, I think that we've got a couple elements that we were building momentum around that we're pretty --we're excited about. I mentioned earlier that we have made investments in technology across all the major cost drivers and our operating in our network, which we feel like over the course of the year will help us drive those sort of incremental margins. I think clearly we've invested a lot in our industrial engineering group and our operations and analytics group that relative to the past I think we start to see some of the benefits of that into this year. I also think, quite frankly, that part of the New England or sorry the Northeast benefit that we should see as we continue to execute our strategy there we will be in a position to leverage those assets into 2020 and beyond where I think that will help. Those -- that will be at an accelerated pace compared to what we've dealt with in the third and fourth quarter simply as they mature.

So, I think that it's a combination of technology, investment and people will help us drive those sort of incremental returns over time.

Richard O’Dell

Yes, I would just comment the same kind of engineering in some of our operations leadership that was responsible for opening the terminals and training people and doing all those things. You don't have some of those costs, and then the focus of those on that team of people is more on executing throughout our geography, as opposed to traveling to the Northeast and doing training and opening terminals.

Amit Mehrotra

Yes. No, that's a good point. And then, just falling back one very quick thing on the DNA. Does it step up from the current run rate in the first half and then kind of normalize in the back half? Is that the right cadence or does it just continues to step up to the course of 2020?

Douglas Col

Yes. I'd say, I'd say if those are my options it's going to trend up throughout the year a little bit. As we are making -- as we take delivery of equipment and we've got a few real estate projects going on, just opening up a couple new shops. We've got a couple more relocations this year. So, I'd say it'll trend up through the year to that number.

Operator

Our next question comes from David Ross with Stifel.

David Ross

Yes. Good morning, gentlemen. I wanted to touch on insurance. It's been a thorn in your side for a while off and on, and it's getting a lot of attention on the truckload side of things these days. When you look at 2020, do you have a decent renewal coming up at any point? I can't imagine these accidents are helping any potential premium increase. How do you think about insurance costs as we move into the New Year?

Douglas Col

Hey, David. Obviously, I mean you mentioned it, I mean we are in a very tight market in terms of truckers looking for insurance on auto liability side. That's been the case for the last two or three years, though. I'd say from our seat, while we did have an accident that you're referring to in Q4 that's high on the severity list, our claims experience over the last few years has been as good as any, I would imagine. I've been on the road a lot meeting with some of the prospective insurance companies, and I really think after sitting a lot of these meetings that we've got a best-in-class kind of approach to safety in terms of the technology we’re putting in our tractors these days.

Our new buys, as Fritz mentioned, they come in loaded with the full suite of everything from forward and inward facing cameras to blind spot detection. This year, for the first time we will be buying tractors that have what they call level two economy. So, nobody's doing more on that front, I don't think, than we are. So, our renewal, we're a March 1 renewal. The process is well underway. We'll continue to hold our deductible or retention at $2 million. I don't see that changing, but building out the tower is inflationary. But, again, I think we're better positioned than most, and we look for a successful renewal, although with some inflation as you get up into the tower.

David Ross

So, if you have better accident experience in terms of frequency and severity this year, even with the insurance increase, you think you could hold insurance and claims expense flat year-over-year?

Douglas Col

No, it'll be going up. I mean, we had -- we didn't have an abnormal year in terms of severity. I mean, the good thing for us, though, is that down in a lower part of the tower we're in a structured program. So, we've got some rate consistency in the most expensive part of the tower. So, the inflation we're seeing is higher up the tower where there's less premium dollars at risk.

David Ross

Okay. And then, just turning back to the business for Rick and Fritz, you talked about expanding I guess the Indianapolis and Phoenix facilities. As you look across the rest of your business, outside of the Northeast expansion which has consumed a lot of time, what is the growth looking like there? Where are you seeing opportunities? What parts of the country are stronger, weaker? How do you think about the rest of the portfolio?

Frederick Holzgrefe

Yes. So, David, what we typically try to do is we monitor pretty closely our sort of operational door pressure where we might need to either expand our footprint or replace our footprint. So, that's kind of an ongoing process. We also have pointed out over time that in key markets we probably don't have the appropriate level of coverage. So, Atlanta would be an example. We have one terminal at Atlanta. It's on the south side. We will add a terminal on north side. It's not going to be 2020 opening and most likely we will add it; it'll start in 2021 most likely. We'll be replacing our Memphis facility this year, and that's kind of a normal course. We see an opportunity to expand that footprint, drive some efficiency, particularly around a break operation there. So, ongoing, I mean, the Northeast, if you look at Saia’s growth certainly that's something to highlight, but we also think that if you look at our legacy geography, there are areas in which we can add incremental capacity in the market. We can better service our customers and it’s kind of throughout the geography.

Operator

Our next question comes from Jason Seidl with Cowen & Company.

Jason Seidl

Thanks operator. Good morning, everybody. I wanted to circle back to your January trends. Obviously, pretty good numbers. You mentioned they were up against easier comps. Could you remind us how the comps are looking versus 2019 for both tonnage and shipments, please?

Douglas Col

Sure. So, to walk through the quarter, I mean, shipments in the first quarter last year were just about flat, down 0.1%. And tonnage on the weight per shipment declines was down 3.5% in the first quarter. And moving into Q3-- yes --

Jason Seidl

Doug, on monthly basis, though?

Douglas Col

Okay. January shipments a year ago were down 0.1%, February shipments were down 1.5%, and March shipments were up 1.5%. And, if we're talking about tonnage, tonnage was down 2.9% last January, down 3.2% in February and down 4.4% in March.

Jason Seidl

Okay. That gives me a good sense of what to expect. As I look at the model here, obviously, your tax rates moved around. You had some good news at the end of the year in both 2019 and 2020 for some tax credits. What should we be modeling for 2020 and beyond?

Douglas Col

Yes, I mean I think we'll walk into 2020 kind of expecting what we did in 2019. I think we're using about a 23.5% rate this year. Last year with the fuel tax credit, the full year ended up coming in at 22.5%, but I think it's right to model at 23.5% for the full year.

Jason Seidl

Okay, that's what I had already. Also, a little bit more conceptually looking at sort of the bigger picture, obviously, your expansions been going very well into the Northeast, big credit to you guys on that. But it has been a drag on the earnings. Is it right to sort of look at that, and as we assume it to grow --continue to grow at above normal market paces, that you're going to get a swing in earnings potentially of upwards to a $1 a share from the money that you lost, the money that you could get out of the Northeast?

Douglas Col

I'm not sure of all your EPS math there, but I mean that you'll remember beginning in 2Q, we had just gotten to a little bit better than breakeven in the Northeast. And then we went and laid in a bunch of new terminals in the second half. So, I'm not sure the starting point that you're using to build up the potential accretion, but we certainly made all these investments with a long-term horizon in mind. If we were trying to optimize 2019 or the first half of 2020 earnings we wouldn’t have opened six terminals since the middle of last September, but maybe off line we can go through the cadence a little bit.

Jason Seidl

Sure. Yes. I was just assuming a modest loss on the $280 million, and then sort of get growing that a little bit in the out-years and then coming to an OR more in line of what you're looking for the whole company and then looking at the differential. But we can go offline, we don't need to do that now. Appreciate the time as always guys.

Frederick Holzgrefe

I would just add there, Jason, what we do know about the Northeast is we don't see an impediment that couldn't get to the OR trend that you see for the entire, the balance of the business, right? So, we think that continues to be a great opportunity for us. So, we get our representatives share in that market, then I think you put that OR on it. I think it's pretty interesting for us.

Operator

Our next question comes from Stephanie Benjamin with SunTrust.

Stephanie Benjamin

Hi. Good morning. Thanks for the question. I wanted to talk a little bit on a pricing side, maybe you can talk a little bit about what you've been doing internally just from not only a data analytics side, but also pricing to really continue to focus on that. So, just through conversations that you're having go forward, you can continue to see nice yields and just improvement. So, any kind of color there that we can kind of we can receive would be helpful. Thanks.

Frederick Holzgrefe

Sure. Thanks, Stephanie. I mean our cadence or drive in this area is really about continuing to refine our analytics around understanding what the cost drivers and the business are. What the inflation is related to that, as we expand the company our line haul network evolves into being in time a 48 state line haul network. We’ve got to understand exactly how those, what the cost drivers are in that network. And if you do that then you've got an opportunity to really effectively price to get the returns that we'd like to get. Identifying that, it's a further refinement of what we always do, which is identifying that freight within a customer’s book of business that makes sense in our network.

And, as we continue to refine and drive our analytics, we have the opportunity to balance that as we evolve our cost structure around being a national carrier, and then we price accordingly. And, quite frankly, as our quality has continued to evolve, improve over time both on time and in our claims ratio being very, very competitive that gives us the opportunity to continue to drive those pricing decisions. That national footprint also allows us to be in a position where we can bid on more freight or have the opportunity to pursue more of it.

We're not leveraged out because we don't have the service the customer might want. So, it's a combination of all those things. And I know those are things that we've highlighted over time, but quite frankly at this stage, it's really about continuing to drive those sort of incremental analytics to get that, find that freight that works best in our network.

Stephanie Benjamin

And, I guess just a follow up on that and specifically focusing on the analytics. So, is that something that has been more of a recent initiative or a big step up in the last year in 2019? Or, how could we frame maybe what innings we’re at in terms of that and really start to see some return? Thanks.

Frederick Holzgrefe

Yes. I think it's been an ongoing process for us over several years. I think one of the things that I highlighted earlier, which I think is pretty exciting, is as we've invested in technology around our cost, if you will, our operational costs around better planning and dock operation and line haul planning, those are opportunities for us to better grasp what the cost drivers are and optimize that cost, so we can be pricing most competitively and with the best margins. So, I think as we continue to enhance those sorts of data analytics over time, that gives us the opportunity to drive margins.

Operator

Our next question comes from Tyler Brown with Raymond James.

Tyler Brown

Hey. Good morning, guys. Hey, Rick, I think you mentioned your dock and P&D productivity was up in 2019. Can you quantify that? And just to be clear, are you speaking to the entire network or is that just the legacy piece?

Richard O'Dell

No, the entire network was up year-over-year just modestly. It's within the 1% to 2% range.

Tyler Brown

Okay. If you were to parse out say those 18 Northeastern facilities, how far behind are they in terms of labor productivity? Where you would maybe want them to get steady-state?

Richard O'Dell

They are-- it's more than 10% below the company average.

Tyler Brown

Okay. Okay. It's a lot of opportunity there. So, maybe kind of putting that together, maybe for Doug or Fritz, but I think you mentioned Q4 head count was up say 5% in here in Q4, but as you saturate those facilities you roll technology in, and I know it's going to be a bit volume dependent, but do you feel that there's latent labor capacity across the network? Do you think you can grow head count at a lower rate than, say, shipments?

Frederick Holzgrefe

Yes, we think so. Particularly in the Northeast, right. So, in those markets and in many cases we're staffed to provide service rather than be most productive, if that makes sense, right? So, our P&D operations aren't at capacity. So, I think that there is, as we grow into that market particularly the newest terminals, there's a real opportunity there for us to drive some incremental improvements. If you think about, in total, we've mentioned that the Northeast is a fully allocated OR; that's a drag and if you just compare that to the rest of the company for full year, you'd say there's an opportunity to really drive some productivity there around those operations.

Richard O’Dell

And I would comment it's not just in a city in the dock, because we're running line haul schedules with partials for service, too. And as you build density, then you run your partials are a smaller percentage of the whole.

Tyler Brown

Okay, that makes sense. But, do you feel that even in the legacy piece that they're still, call it that latent labor opportunity as well?

Richard O’Dell

Yes.

Tyler Brown

Call it dock, all three aspects I guess?

Frederick Holzgrefe

I would agree, yes.

Operator

That will conclude our question-and-answer session. I will now turn the conference back over to Mr. Doug Col for closing remarks.

Douglas Col

Well, thank you, everybody for joining us on the call. And, we get through winter and then to the stronger months of the year. We look forward to chatting again after Q1. Thank you.

Operator

This concludes today's call. Thank you for your participation. You may now disconnect.